BGE                                                                      PEPCO
                                                Potomac Electric Power Company



==============================================================================
                                 NEWS RELEASE

==============================================================================

                                    MEDIA CONTACT:
                                    Jo-Anne Sinnott-(212) 880-5330
                                    Maria Gonzalez (Cellular)-(203) 554-7491
                                    Ogilvy Adams & Rinehart

                                    Arthur J. Slusark - (410) 234-7436
                                    Baltimore Gas and Electric Company

                                    Tom Welle - (202) 872-2680
                                    Potomac Electric Power Company

               BGE AND PEPCO COMBINE TO FORM $15 BILLION COMPANY

         Largest Combination of Two Electric Utility Companies To Date

      ANNAPOLIS, MARYLAND, September 25, 1995 -- In a joint statement today, Christian H. Poindexter, Chairman of the Board and CEO of Baltimore Gas and Electric Company (NYSE: BGE), and Edward F. Mitchell, Chairman of the Board and CEO of Potomac Electric Power Company (NYSE: POM), announced that their respective Boards of Directors have unanimously approved a strategic business combination of the two companies. This merger will create a regional energy company with customers in Maryland and Washington, D.C. The new company will be one of the ten largest electric utility companies in the United States, serving a population of 4.5 million with 1.8 million electric customers and over 530,000 gas customers. The transaction will create a new company with assets exceeding $15 billion and annual revenues of approximately $5 billion.

      Mr. Poindexter, who will serve as CEO of the new combined company, stated that "with the challenges facing the energy industry today, this combination creates a larger, stronger company that allows us to compete in a way neither of our companies could do alone. We will be able to provide service at a lower cost than would otherwise be possible."

      Mr. Mitchell, who will serve as Chairman of the Board of the new company, added "this merger combines two financially strong, low-cost energy providers with common values and strategies and highly compatible operations and management. In this competitive world the low-cost producers will be the winners. We intend to be a winner."

      The agreement calls for shareholders of Baltimore Gas and Electric Company to receive one share of stock in the new company for each share of BGE common stock owned. Holders of Potomac Electric Power Company common stock will receive 0.997 share of stock in the new company for each share of PEPCO stock owned. This exchange ratio approximates a 20% premium to the average PEPCO trading price over the previous week's level. BGE and PEPCO currently have 148 million and 118 million common shares outstanding, respectively.

                                DIVIDEND POLICY

      The new company will adopt BGE's dividend policy. The annual dividend at the expected 1997 closing date will be $1.67 per share. This compares to BGE's current $1.56 dividend and PEPCO's current annual dividend of $1.66.

      The new company's dividend strategy is consistent with BGE's current dividend payout ratio goal of approximately 70%. The dividend at closing will be 7% greater than BGE's current dividend. Both companies' shareholders are expected to benefit over time from a strategy of dividend growth.

                            NEW COMPANY MANAGEMENT

      The new company's management team will combine the talents of seasoned executives from both companies. Mr. Mitchell, PEPCO's Chairman and CEO, will be Chairman of the new company's Board of Directors following the completion of the merger. Mr. Poindexter, BGE's Chairman and CEO, will be the CEO of the new company and will succeed Mr. Mitchell as Chairman of the Board one year after the merger takes place. BGE's President, Edward A. Crooke, will be Vice

Chairman of the new company and will be Chairman of the Board of non-regulated subsidiaries. Mr. Crooke will also be responsible for the new company's strategic planning efforts and new business initiatives. John M. Derrick, Jr., PEPCO's President, will be President and COO of the new company and will be responsible for the day-to-day operations of the company's utility business. The new company's Board of Directors will consist of 16 members, with 9 being appointed from BGE's current Board and 7 from PEPCO's current Board.

                             NEW COMPANY STRUCTURE

      A name will be selected for the new company in the near future. The new company will be structured as a single utility company. The non-utility operations of both companies will be combined, as appropriate, as subsidiaries of the new company. This transaction is expected to qualify as a pooling of interests and as a tax-free exchange of shares for the holders of each company's common stock.

      BGE and PEPCO have agreed that the new company will be headquartered between Baltimore and Washington in the Annapolis, Maryland area, and that the new company will continue to maintain a significant presence in both Baltimore and Washington.

                         EXPECTED COMBINATION SAVINGS

      Savings from the combined utility systems are expected to be substantial, approximately $1.3 billion over a ten-year period. These savings will be accomplished through the elimination of duplicate support services and field operations, economies of centralized purchasing and the reduction of corporate expenses. Synergies will be achieved by combining the two utility systems in an integrated, non-holding company structure and will be enhanced by the contiguous nature of the two systems. Opportunities will be created through enhanced transmission interconnections. The expected elimination of duplicate positions will result in reductions in the total combined workforce of approximately 10%. Additional savings may be achieved over time from combining the companies' non-regulated operations as well.

                                EARNINGS IMPACT

      The combination should result in little or no earnings dilution in the first year of operations. Earnings are expected to be positively impacted thereafter as synergies are realized.

                              REQUIRED APPROVALS

      The Merger Agreement is subject to the approval by shareholders of both companies and certain regulatory agencies including:

      -     The Federal Energy Regulatory Commission

      -     The Public Service Commissions of Maryland and the District of
            Columbia

      -     The Nuclear Regulatory Commission

      -     The Securities & Exchange Commission

All required approvals are expected to be completed by the early part of 1997. Shareholder approval will be sought in early 1996.

                        KEY REASONS FOR THE COMBINATION

      Mr. Derrick, PEPCO's President, stated that "the combination of the transmission and distribution systems provides more options to meet future generation needs." In addition, the companies presented the following key reasons for the combination:

      - It creates additional shareholder value through increased efficiencies and reduced costs resulting in a financially stronger and more competitive company.

      - It creates a larger, stronger company well-positioned to prosper in an increasingly competitive environment.

      - It combines two of the lower-cost energy companies in the Mid-Atlantic area having no "stranded" high-cost generating plants.

      - Customers will benefit from reduced costs of the combined company which will keep rates low into the future.

      - The new company will be well-positioned to take advantage of future strategic opportunities as competition intensifies.

      - The combination of the two companies' diversified operations will provide the financial and management resources necessary to succeed in a changing business environment.

                           DESCRIPTION OF COMPANIES

      BGE is an investor-owned company that combines its core utility business with diversified non-utility operations. Founded in 1816, BGE is the nation's first gas utility and one of its earliest utilities, with a tradition of superior, low-cost service and reliability. With assets of more than $8 billion, BGE serves more than 1 million business and residential electric customers and 530,000 gas customers in an economically diverse 2,300-square-mile area encompassing Baltimore City and all or part of 10 Central Maryland Counties.

      PEPCO is an investor-owned electric utility, founded in 1896, serving the electricity needs of 1.9 million people in the Washington Metropolitan area. PEPCO's 640-square-mile service territory includes the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. PEPCO also sells electricity at wholesale to Southern Maryland Electric Cooperative, Inc. PEPCO's service territory is unique, with virtually no heavy industry. The Washington Metropolitan area remains one of the nation's major markets with a well-educated and affluent population.

                                     # # #

Two-Page Fact Sheet to follow.

Photographs available through AP Photo Express.

                              BGE - PEPCO Merger
                                  Fact Sheet
          Information As Of December 31, 1994 Unless Otherwise Noted

==============================================================================
                                BGE         PEPCO          COMBINED
                                ===         =====          ========

I.  Financial Statement
    Information:
=======================

Total Assets                $8.1 Billion  $7.0 Billion     $15.1 Billion
                                                           9th Largest Utility

Consolidated Revenues       $2.8 Billion  $2.0 Billion     $4.8 Billion

==============================================================================

II.  Common Stock Information:
=============================

Earnings Per Share          $1.93         $1.79

Current Annual Dividend
  Per Share                 $1.56         $1.66            $1.67

Current Stock Price as
  of 9/22/95                $26-1/8       $21-1/2

Current Dividend Yield as
  of 9/22/95                6.0%          7.7%

Current Market-to-Book      142%          140%

Common Shares Outstanding   148 million   118 million

==============================================================================

III.  Capital Structure Information
===================================

Credit Ratings
==============

Sr. Secured Debt            A+/A1         A/A1

Unsecured Debt              A/A2          A-/A2

Preferred Stock             A/"a1"        A-/"a1"

Preference Stock            A/"a2"        --

Consolidated Capital Structure
==============================

Short-Term Debt             1.0%          4.4%

Long-Term Debt              46.1%         54.2%

Preferrred/Preference
  Stock                     8.9%          5.0%

Common Equity               44.0%         36.4%

IV.  Service Territory & Customer Information:
==============================================

Service Territory
=================

- -Electric            2,300 sq. miles     640 sq. miles     2,940 sq. miles

- -Gas                   627 sq. miles                --       627 sq. miles

Population
==========

- -Electric                    2,625,000     1,900,000        4,525,000

- -Gas                         1,980,000            --        1,980,000

Customers
=========

- -Electric                    1,084,515       672,141        1,756,656

- -Gas                           537,397            --          537,397

Total Electric Sales - MWH  27,454,000    25,546,210       53,000,210

Electric Sales by Customer
==========================

- -Residential                39%           26%              33%

- -Commercial                 45%           46%              45%

- -Industrial                 16%           --               8%

- -Government                 --            19%              9%

- -Wholesale                  --            9%               5%

Employees
=========

- -Utility                    7,296         4,524

- -Non-Utility                  655            37
                            =====         =====

Total                       7,951         4,561

V.  Operating Statistics:
=========================

Total Generating
  Capability                6,741         6,723            13,464

Generating Capability
  by Fuel Type
=====================

Nuclear                     25%           0%               12%

Coal                        39%           45%              42%

Oil, Gas & Hydro            26%           46%              36%

Interchange & Purchases     10%           9%               10%

% Generation by Fuel Type
=========================

Nuclear                     39%           0%               22%

Coal                        56%           69%              62%

Oil, Gas & Hydro            6%            18%              11%

Interchange & Purchases     -1%           13%              5%